EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE THURSDAY, SEPTEMBER 29, 2005 AT 9:00 P.M. EST

CONTACTS:	W. Brian Kretzmer	James W. Dolan
	MAI Systems Corporation	MAI Systems Corporation
	Chief Executive Officer	Chief Financial Officer
	949.598.6160	949.598.6404
	Brian.kretzmer@maisystems.com	James.dolan@maisystems.com

MAI Systems Corporation Reports Debt Restructuring

Lake Forest, CA (September 29, 2005)... MAI Systems Corporation (MAIY.PK) announces that HIS Holding LLC, an investor which includes the Chairman of our Board of Directors, Richard S. Ressler, two of its executive officers, W. Brian Kretzmer and James W. Dolan, and its senior lender, Canyon Capital Advisors LLC (“Canyon”), which controls the majority of the Company’s common stock (84.2%) has acquired the Company’s $500,000 secured subordinated debt, plus interest, which was previously held by CSA, a majority owned subsidiary of Computer Sciences Corporation. In a separate action Canyon has agreed to restructure its $5.7 million 11% secured subordinated debt instrument with the Company. The previous terms of the Canyon debt required the Company to make monthly interest payments of $52,000 until the Wamco term loan is paid off in full in March 2006, at which time the note payable was to be converted into a three-year amortizing loan and requiring equal monthly payments of principal and interest of approximately $190,000.   Under terms of the amendment with Canyon, the terms of the debt have been modified to amortize the debt over a four and a half year period, such that monthly principal and interest payments will be reduced to approximately $130,000.  The loan will mature at the end of three years period at which time all remaining principal and interest shall be due and payable.

W. Brian Kretzmer, CEO of MAI Systems Corporation, commented, “These transactions are additional positive steps for our Company in improving its balance sheet and liquidity. The purchase of the CSA debt by HIS Holding LLC puts substantially all of the Company’s debt in control of its majority shareholders providing the Company a simple, flexible and more understandable capital structure. The restructuring of the Canyon debt also provides the company with a reasonable and balanced debt repayment schedule that allows us more flexibility to invest in our products and services. We are pleased with the cooperation of the parties involved and are confident that these transactions will assist the Company in improving its position in the marketplace.”

MAI Systems Corporation, headquartered in Lake Forest, California has worldwide offices for Hotel Information Systems, Inc. sales and service. Hotel Information Systems, Inc. provides total enterprise management solutions, improving critical operations and profitability for global lodging organizations. For information on the Company’s innovative hospitality solutions, call toll-free 800-497-0532, or visit the Hotel Information Systems website at www.hotelinfosys.com.  MAI Systems Corporation can be found at www.maisystems.com.

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.